Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media): 212-770-3505; jon.diat@aig.com Jim Ankner (Media): 212-770-3277; james.ankner@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG NAMES DON W. CUMMINGS VICE PRESIDENT AND AIG CONTROLLER

NEW YORK, March 13, 2013 — American International Group, Inc. (NYSE: AIG) today announced that Don W. Cummings has been named Vice President and Controller. Mr. Cummings will assume responsibilities for the global Controller unit, reporting to Jeffrey M. Farber, AIG Deputy Chief Financial Officer. Mr. Cummings will also oversee the Controller units of the operating companies on a matrix basis.

Mr. Cummings most recently served as Senior Vice President and Deputy Chief Financial Officer of AIG Life and Retirement. He is replacing Joseph D. Cook, who became Deputy Chief Financial Officer of AIG Property Casualty. Don will assume the role of Principal Accounting Officer in the second quarter of 2013.

“Don brings tremendous experience and first-hand knowledge of the complexities of AIG’s global Finance function and the Controller unit,” said Mr. Farber. “Don’s leadership role at Life and Retirement makes him uniquely positioned to lead and continue to enhance this important function.”

David L. Herzog, AIG Chief Financial Officer added, “I have known and worked with Don for many years and have complete confidence in Don and the global Controller team. I want to also take this opportunity to thank Joe Cook for his significant contributions to AIG during such a critical time in AIG’s history. To be able to recruit, promote, and retain experienced professionals like Don and Joe from within AIG signifies the depth and high level of finance talent across AIG.”

Mr. Cummings, 49, served as Senior Vice President and Deputy Chief Financial Officer of AIG Life and Retirement since March 2012, overseeing the Life and Retirement Controller unit. Mr. Cummings joined AIG in 2007 as Senior Vice President and Chief Accounting Officer of American General Life Companies, and subsequently served as Senior Vice President and Chief Financial Officer of American General Life Companies from August 2009 to April 2011 and as Senior Vice President and Controller of AIG Life and Retirement from April 2011 to March 2012. Mr. Cummings has over 27 years of experience in financial management including significant expertise with life insurance and annuity companies, broker-dealers, mutual funds, and investment advisors. Mr. Cummings holds a bachelor’s degree in business administration with focuses on accounting and data processing from Morehead State University. He is a Certified Public Accountant and holds a Fellow, Life Management Institute designation.

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FOR IMMEDIATE RELEASE

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

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AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all jurisdictions, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.